SECOND US AND CANADA OMNIBUS SETTLEMENT AGREEMENT
THIS SECOND US AND CANADA OMNIBUS SETTLEMENT AGREEMENT (this “Second Settlement Agreement”) is made and entered into as of this 27th day of June 2019, by and among (i) Regis Corp. (“Regis Corp.”), Regis, Inc. (“Regis Inc.”), Regis Holdings (Canada), Ltd. (“Regis Canada”), and The Barbers, Hairstyling for Men & Women, Inc. (the “Barbers” and collectively with Regis Corp., Regis Inc., and Regis Canada, the “Regis Entities”), on the one hand, and (ii) The Beautiful Group Management, LLC (“TBG USA”), The Beautiful Group Salons (Canada) Ltd. (“TBG Canada”), The Beautiful Group Holdings, LLC (“TBG Holdings”), Archetype Capital Group, LLC (“Archetype”), The Beautiful Group Ventures, LLC (f/k/a The Beautiful Group Real Estate, LLC), a Delaware limited liability company (“TBG Ventures”), TBG IP Holder, LLC (“TBG IP”), and Regent Companies, LLC (“Regent Co” and, collectively with TBG USA, TBG Canada, TBG Ventures, TBG Holdings, Archetype, and TBG IP, the “TBG Entities”), on the other hand.
WHEREAS, reference is made to the Transaction Agreements as defined and set forth in Exhibit A attached hereto;
WHEREAS, the TBG Entities have failed to make certain payments to the Regis Entities under the Transaction Agreements as set forth on Exhibit B attached hereto (the “Specified Defaults”) in the amounts set forth thereon (the “Specified Defaulted Amounts”);
WHEREAS, on February 19, 2019, certain Regis Entities delivered to certain TBG Entities a Notice of Breach, Default, and Demand for Payment under Master Franchise Agreement (the “Original Default Notice”);
WHEREAS, on April 17, 2019, the Regis Entities delivered to the TBG Entities a Notice of Additional Breach, Default, and Demand for Payment under Master Franchise Agreements, Master Subleases, and Transition Service Agreement (the “Second Default Notice”) (collectively the Original Default Notice and the Second Default Notice are referred to as the “Default Notices”); and
WHEREAS, the parties desire to settle the Specified Defaults and to terminate and replace the US MFA, the Canada MFA, the US Parental Indemnity Agreement, the US Working Capital Note, the US Receivables Note, the US Security Agreement, the Trademark Security Agreement, Sections 1 to 4 and the first sentence in Section 8 in the First US Settlement Agreement, the MOU (except Sections 5 and 7), the Canada Parental Indemnity Agreement, the Canada Working Capital Note, the Canada Receivables Note, the Canada Security Agreement, Sections 1 to 4 and the first sentence in Section 8 in the First Canada Settlement Agreement and the Archetype Guarantee (each as defined on Exhibit A attached hereto) on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.
Effective Date. As used herein “Effective Date” shall mean the date on which all conditions to the effectiveness of this Second Settlement Agreement have been satisfied. The effectiveness of this Second Settlement Agreement is conditioned upon (i) the accuracy of all representations and warranties by the TBG Entities set forth herein, (ii) the execution and effectiveness of the Lease Modifications (as defined below), (iii) the payments to the Regis Entities required by Section 12, and (iv) the execution and delivery of the mutual Releases required by Section 18.

2.
Specified Defaults. The TBG Entities agree that the Specified Defaults constitute material breaches, defaults, and events of default under the Transaction Agreements. Except as otherwise set forth herein, and subject to the (x) effectiveness of this Second Settlement Agreement and (y) compliance by each TBG Entity with its obligations under this Second Settlement Agreement and the Transaction Agreements (other than the Transaction Agreements terminated hereby) (such Transaction Agreements, as modified hereby, together with the Trademark License Agreements (as defined below), the “Surviving Transaction Agreements”), the Regis Entities hereby agree to waive the Specified Defaults and payment of the Specified Defaulted Amounts and to enter into the mutual Releases required by Section 18.

3.	TBG Portfolio.

a.
The TBG Entities shall continue to be solely operationally and financially responsible for the 136 salons set forth on Exhibit C that are already operating under leases solely in a TBG Entity name. Furthermore, the TBG Entities shall also be solely financially and operationally responsible for (i) the 93 salons set forth on Exhibit D, (ii) the 65 salons currently operating under month-to-month leases set forth on Exhibit E, (iii) the 6 Carlton Hair salon locations set forth on Exhibit F and (iv) the 156 locations with Lease Modifications (as defined below) set forth on Exhibit G. The salons set forth on Exhibits C through G are hereinafter referred to as the “TBG Portfolio”.

b.
The TBG Entities (i) represent and warrant that, as of the Effective Date, the TBG Entities are current (within thirty (30) days of the required payment date(s)) on all lease, payroll, and employee-related obligations (including rent) associated with the TBG Portfolio and have paid all overdue amounts specified in the Second Default Notice with respect to the US Sublease and Canada Sublease, and (ii) shall pay and remain current (within thirty (30) days) of the required payment date(s)) on all lease, payroll, and employee-related obligations (including rent) associated with the TBG Portfolio.

4.	Lease Modifications.

a.
Contemporaneously herewith, TBG Ventures shall enter into certain lease modification agreements (collectively, the “Lease Modifications”), in form and substance satisfactory to the Regis Entities, with the landlords for those 156 locations set forth on Exhibit G (collectively, the “Landlords”), including, without limitation, Simon, CBL & Associates Management, Inc., Brookfield, Washington Prime, JLL, and QIC.

b.
The TBG Entities represent and warrant that the Lease Modifications (i) for Simon, Brookfield, and QIC include a full release of the Regis Entities from all future rent liabilities to the Landlords and (ii) reduce any potential lease liability exposure for the entire TBG Portfolio to the Regis Entities to no more than $8,400,000 in the aggregate as of the Effective Date.

c.
The TBG Entities shall pay all future rent and other lease liabilities for the entire TBG Portfolio so that any potential lease liability and exposure for the entire TBG Portfolio to the Regis Entities shall be no more than $4,500,000 as of January 1, 2020.

5.
Transfer Portfolio. The TBG Entities shall use commercially reasonably efforts to operate, in accordance with current operating standards, the 181 salons set forth on Exhibit H (the “Transfer Portfolio”). From and after the Effective Date and until the earlier of the Transfer Date or the Transfer Deadline (as the Transfer Deadline may be extended by the Regis Entities as provided herein), Regis Corp. agrees to pay $2,000 per salon per month for operating expenses, prorated for any partial month, as a contribution to the operations (the “Transfer Portfolio Payments”) for each operating salon in the Transfer Portfolio the lease term of which has not expired and for which one or more of the Regis Entities, therefore, has potential contingent liability. The TBG Entities will cooperate and collaborate in good faith with the Regis Entities’ negotiations of lease concessions and/or lease terminations on the Transfer Portfolio on terms and conditions satisfactory to the Regis Entities. The obligation of Regis Corp. to make the Transfer Portfolio Payments is conditioned upon timely performance of the TBG Entities of their obligations as provided herein. In Regis Corp.’s discretion, Regis Corp. may make the Transfer Portfolio Payments for lease payments directly to landlords of the 181 salons in the Transfer Portfolio and, upon request, the TBG Entities will cooperate to coordinate such payments.

6.
Transfer of the Transfer Portfolio. In consideration for the releases of the TBG Entities, the other concessions granted to the TBG Entities by the Regis Entities, and the waiver of the Specified Defaults and the Specified Defaulted Amounts as set forth herein, and for no additional consideration of any kind, the TBG Entities shall cooperate in good faith with the Regis Entities to transfer ownership (the “Transfer” and the actual date of such transfer, the “Transfer Date”) of the Transfer Portfolio to a purchaser designated by the Regis Entities (the “Buyer”) on or before December 31, 2019 (the “Transfer Deadline”), pursuant to agreements in form and substance satisfactory to the Buyer and the Regis Entities (the “Transfer Agreements”). The Transfer shall be in the form of an asset transfer and shall include the transfer of ownership of all assets related to the Transfer Portfolio designated by the Buyer, including but not limited to furniture, fixtures, equipment, and inventory, which shall be at normal and customary levels on the Transfer Date. Pursuant to the Transfer Agreements, the Buyer or the Regis Entities shall indemnify the TBG Entities and their respective officers, directors, managers, employees, agents, representatives, attorneys, members, shareholders, legal representatives, successors, predecessors and assigns for all liabilities related to the Transfer Portfolio arising on and after the Transfer Date and the TBG Entities shall indemnify the Regis Entities, the Buyer, and their respective officers, directors, managers, employees, agents, representatives, attorneys, members, shareholders, legal representatives, predecessors, successors, and assigns for all liabilities related to the Transfer Portfolio arising before the Transfer Date, on terms to be mutually agreed. Any consideration for the Transfer shall be paid or assigned to the Regis Entities and inure solely to the benefit of the Regis Entities.

a.
Through and until the Transfer Date, the TBG Entities shall remain financially and operationally liable for and perform all obligations associated with the Transfer Portfolio, including but not limited to (i) remaining current on and paying all lease liabilities, payroll, utilities, and trade payables, and all other obligations associated with the Transfer Portfolio when due and payable, (ii) maintaining a normal and customary level of inventory, (iii) staffing all salons in the Transfer Portfolio appropriately, (iv) maintaining operations of the Transfer Portfolio in accordance with current operating standards and (v) paying all past due rent, fines, penalties, and other liabilities and/or amounts due with respect to the Transfer Portfolio and accrued payroll for the Transfer Portfolio. On the Transfer Date, the TBG Entities shall represent and warrant as to its performance of clauses (i) through (v) above. Subject to the accuracy of the foregoing representation on the Transfer Date, the TBG Entities shall have no other financial responsibility (including transfer fees and other potential penalties) or obligations to provide any services (except as may be set forth in the Transfer Agreements) for the Transfer Portfolio on and after the Transfer Date. TBG Entities shall be reimbursed at cost for services set forth in the Transfer Agreements.

b.
By notice to the TBG Entities on or before the original Transfer Deadline and from time to time thereafter by notice prior to any extended Transfer Deadline, Regis Corp. (or any entity designated by Regis Corp.), in its sole and absolute discretion, may either (i) assume full ownership, operation and control, and financial responsibility of the Transfer Portfolio in accordance with Section 7 below, or (ii) extend the Transfer Deadline and continue to make the Transfer Portfolio Payments as set forth in Section 5 above until such extended Transfer Deadline.

7.
Return of Portfolios. In the event that any TBG Entity breaches its obligations under this Second Settlement Agreement or any Surviving Transaction Agreements, and in addition to any and all rights and remedies set forth in the Surviving Transaction Agreements:

a.
Each of the Regis Entities shall have the right to (i) immediately enter into and retake physical possession and occupancy of one or more of the salons in the TBG Portfolio (except salons already transferred via a Monetization Event (as defined below)) and the Transfer Portfolio (each, a “Repossessed Salons”), and (ii) operate the Repossessed Salons.

b.
For purposes of operating the Repossessed Salons, each of the Regis Entities shall have the right to (i) use all trademarks and other intellectual property (including trademarks and other intellectual property owned by the TBG Entities) associated with such salons, (ii) use all furniture, fixtures, equipment, inventory, and other personal property of the TBG Entities, (iii) sell services and inventory in such salons, (iv) direct the personnel in such salons, and (v) remove any personal property from such salons and at the Regis Entities’ sole cost, store such personal property in a public warehouse. The TBG Entities hereby grant a non-exclusive license to the Regis Entities of all trademarks and other intellectual property owned by the TBG Entities for such purposes.

c.	Each of the Regis Entities may retain as its own all revenues (including profits) generated by the Repossessed Salons while under the Regis Entities’ possession and operation.

d.
Upon the demand of any of the Regis Entities, each of the TBG Entities shall immediately (i) return all operating manuals, advertising materials, and other printed materials associated with the Repossessed Salons, and (ii) notify the telephone company and/or any other applicable carrier, listing agencies, or providers (the “Carriers”) of the termination of its right to use the telephone numbers, classified listings, directory listings, social media accounts, and websites (the “Contact Listings”) associated with the Repossessed Salons, direct the Carriers to transfer the Contact Listings (along with any username or password information) to the Regis Entities or their designee, and provide the Regis Entities with written evidence of all such directives. This Second Settlement Agreement shall constitute the TBG Entities’ authorization for the Carriers to transfer to the Regis Entities and constitute a release of the Carriers by the TBG Entities from any and all claims, actions and damages that the TBG Entities may at any time have the right to allege against them in connection with this Section 7.

e.
The Regis Entities shall have the right, without any additional documentation or payments, to assume any leases or subleases for the Repossessed Salons and/or assume and reassign such leases or subleases to their designee, without any consent from the TBG Entities. Such assumption and/or reassignment shall be valid and binding upon the TBG Entities and the TBG Entities shall use commercially reasonable efforts to obtain any necessary consents of landlords and/or sublessees of the Repossessed Salons.

f.
With respect to Repossessed Salons in the Transfer Portfolio, (i) the Regis Entities shall have the right, without any additional documentation or payments, to take title to and transfer any of the furniture, fixture, equipment, inventory, and other personal property to the Buyer, and (ii) the Buyer shall have the same rights as the Regis Entities as set forth in this Section 7 with respect to the Repossessed Salons. The TBG Entities hereby grant a non-exclusive license to the Buyer of all trademarks and other intellectual property owned by the TBG Entities for such purposes.

g.
In the event that any of the TBG Entities fails to perform its obligations under this Section 6, each of the Regis Entities shall have the right to perform such obligations on behalf of the TBG Entities, at the sole cost of the Regis Entities, and each of the TBG Entities hereby appoint the Regis Entities as their attorney-in-fact for such purposes.

h.	None of the Regis Entities shall be liable to the TBG Entities for any losses or damages arising from, related to, or connected with its exercise of remedies under this Section 7.

8.
Termination of Certain Transaction Agreements. The US MFA, the Canada MFA, the US Parental Indemnity Agreement, the US Working Capital Note, the US Receivables Note, the US Security Agreement, the Trademark Security Agreement, Sections 1 to 4 and the first sentence in Section 8 in the First US Settlement Agreement, the MOU (except Sections 5 and 7), the Canada Parental Indemnity Agreement, the Canada Working Capital Note, the Canada Receivables Note, the Canada

Security Agreement and Sections 1 to 4 and the first sentence in Section 8 in the First Canada Settlement Agreement are hereby terminated, effective as of the Effective Date of this Second Settlement Agreement. The North American TSA shall automatically terminate on the earlier of (i) six (6) months after the Effective Date or (ii) the date on which the TBG Entities complete the transition of the Regis Entities from their role as payroll processor (such termination date, the “TSA Termination Date”). The TBG Entities shall be obligated to pay and remain liable for any transition services provided under the North American TSA on or after May 1, 2019, until the TSA Termination Date.

9.	Termination of Archetype Guarantee. The Archetype Guarantee is hereby terminated, effective as of the Effective Date of this Second Settlement Agreement.

10.
Trademark License Agreement. Contemporaneously herewith, the applicable Regis Entities and TBG USA and TBG Canada shall enter into the Trademark License Agreements in the forms attached as Exhibit I hereto (the “Trademark License Agreements”).

11.
Transition. Each TBG Entity shall complete the transition of the Regis Entities from their role as payroll processor within six (6) months of the Effective Date, and the Regis Entities shall not be obligated to serve as payroll processor after such date. The TBG Entities shall enter into their own agreement with ProPoint or another point of sale or salon management service provider within twelve (12) months of the Effective Date. If the Transfer Portfolio is transferred to a Buyer, the Buyer must immediately transition its payroll to its own or the Regis Entities’ payroll and point-of-sale platform. The TBG Entities shall not be required to provide any transition services to the Buyer except as may be set forth in the Transfer Agreements. Both parties shall be reimbursed at cost for services related to transition matters.

12.
Unpaid Inventory Amount. As a condition to the effectiveness of this Second Settlement Agreement, the TBG Entities shall pay to the Regis Entities an amount of $1,625,000 for inventory shipped on or after March 1, 2019 through April 29, 2019.

13.
Inventory Purchase Requirements and Payment Terms. The TBG Entities may purchase inventory from the Regis Entities from and after the Effective Date at cost plus allocated general administrative, freight, and distribution expenses for the initial twelve (12) months following the Effective Date. After the initial twelve (12) months, prices will increase to prices offered to franchisees of the Regis Entities; provided, that the TBG Entities shall pay cash in advance for any such inventory purchases. In addition, the TBG Entities may purchase inventory from any third party.

14.
Monetization Event. Upon the occurrence of any Monetization Event (as defined below) within 24 months of the Effective Date, Regis Corp shall be entitled to receive forty percent (40%) of the Net Proceeds (as defined below) of such Monetization Event. Upon the occurrence of any Monetization Event at any time after 24 months from the Effective Date, Regis Corp. shall be entitled to receive thirty percent (30%) of the Net Proceeds of such Monetization Event.

a.
“Monetization Event” shall mean any sale, lease, license, exchange, consolidation, merger, corporate reconstruction, amalgamation, demerger, assignment, arrangement, composition, conveyance, or transfer of (x) any portion of the TBG Portfolio or (y) any equity interests (whether voting or non-voting) of any TBG Entity holding any portion of the TBG Portfolio, or any Restricted Equity Payment in connection therewith or made with any proceeds from the incurrence of indebtedness by any TBG Entity, in each case, whether in a single transaction or a series of related transactions, directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to a merger, corporate reconstruction, amalgamation, arrangement, composition, reorganization, dissolution, consolidation, bankruptcy, judicial process, or otherwise.

b.
“Net Proceeds” shall mean the proceeds received by any TBG Entity or any Affiliate (including, without limitation, any cash received by way of deferred payment pursuant to a note or installment receivable, purchase price adjustment receivable, royalty receivable, or otherwise, and any casualty insurance settlements and condemnation awards, but in each case only as and when received) from any Monetization Event, net of (i) reasonable and customary out-of-pocket fees and expenses incurred by such party in connection therewith (including, without limitation, legal, accounting, and investment banking fees and expenses) and (ii) taxes paid or reasonably estimated to be payable as a result of thereof.

15.	Restricted Transactions.

a.
TBG USA, TBG Canada, TBG Ventures, TBG IP, and TBG Holdings (solely with respect to TBG Holdings, as to activities relating to assets and operations in the United States (excluding Vidal Sassoon) and Canada and excluding activities relating solely to RG International Holdings, LLC, a Delaware limited liability company, and Regis UK Limited, a limited liability company incorporated under the laws of England and Wales) (collectively, the “TBG Ops Entities” and each, a “TBG Ops Entity”) shall not (i) enter into, or suffer to exist, any material contractual obligation with any Affiliate except (x) upon terms at least as favorable to such TBG Ops Entity as an arm’s length transaction with a Third Party (as defined below) or (y) material contractual obligations between the TBG Ops Entities and their Affiliates equal to or less than $500,000 in the aggregate, or (ii) create, or permit to be created, or suffer to exist, any Liens on any of its assets in favor of or for the benefit of any Affiliate.

b.
No TBG Ops Entity shall declare or make, directly or indirectly, any Restricted Equity Payment (as defined below); provided, that, (x) so long as any TBG Ops Entity and any direct or indirect parent of any TBG Ops Entity are members of a consolidated, combined, or unitary group for federal, state, and local income tax purposes that files a consolidated, combined, or unitary tax return, as applicable, any TBG Ops Entity may make distributions for a taxable period to its direct or indirect parent in amount necessary such that its direct or indirect parent may pay the federal, state, and local income tax purposes imposed on it under applicable law with respect to the consolidated, combined, or unitary taxable income allocable from such TBG Ops Entity for such taxable period, and (y) any TBG Ops Entity may make a Restricted Equity Payment as provided in the definition of Monetization Event (provided, that Regis Corp. receives the amount required to be paid in connection with such Monetization Event in accordance with Section 14 above).

c.
After the occurrence of any material breach by any TBG Ops Entity of its obligations under this Second Settlement Agreement or any Surviving Transaction Agreements, no TBG Ops Entity shall make payments to any Affiliate (whether in cash, securities or other property) except for Permitted Payments (as defined below).

d.
“Lien” shall mean any lien (statutory or otherwise), mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, charge, claim or other encumbrance of any kind (including any conditional sale or other title retention agreement or any lease in the nature thereof) and any agreement to give or refrain from giving a lien, mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, license, charge, claim or other encumbrance of any kind.

e.
“Restricted Equity Payment” shall mean (a) any dividend or other distribution (whether in cash, securities or other property but not including expenses related to corporate allocations in amounts consistent with past practice), direct or indirect, on account of any shares (or equivalent) of any class of equity interest of any TBG Ops Entity, now or hereafter outstanding, (b) any redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of equity interest of any TBG Ops Entity, now or hereafter outstanding, and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of equity interests of any TBG Ops Entity, now or hereafter outstanding.

f.	“Third Party” shall mean any person that is not a TBG Ops Entity or an Affiliate of a TBG Ops Entity.

g.	“Permitted Payments” shall mean compensation for salaries and other employee benefits to officers or employees of such TBG Ops Entity in the ordinary course of business.

16.	Successors and Assigns. This Second Settlement Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

17.	Indemnification.

a.
TBG USA, TBG Canada, TBG Ventures and Archetype hereby, jointly and severally, indemnify, defend, and hold harmless each of the Regis Entities and their respective officers, directors, managers, employees, agents, representatives, attorneys, members, shareholders, legal representatives, successors, predecessors and assigns (the “Regis Indemnified Parties”) from any and all losses, liabilities, obligations, penalties, demands, judgments, claims, damages, causes of action, litigation, actions, investigations (whether civil or administrative and whether sounding in tort, contract or otherwise), taxes, fees, costs and expenses, including attorneys’ fees and expenses (collectively, “Regis Losses”) incurred or suffered by the Regis Indemnified Parties in any way, directly or indirectly, arising out of, related to, or connected with the leases for the salons in the TBG Portfolio and Transfer Portfolio, including, without limitation, any rent, insurance, tax, repair, and maintenance obligations and any Regis Losses arising out any Regis Entity’s exercise of its rights and remedies under Section 7 above (the “TBG Indemnity”).

b.
The TBG Indemnity with respect to the leases for the salons in the Transfer Portfolio shall expire upon the earlier of (i) December 31, 2019, or (ii) the Transfer Date, except in respect of claims made by a Regis Entity under the Indemnity related to periods prior to the Transfer Date but not resolved at the Transfer Date. The Indemnity with respect to the leases for the salons in the TBG Portfolio shall continue in full and effect in perpetuity.

18.
Release of Liabilities. In connection with and as a condition to the effectiveness of this Second Settlement Agreement, the parties shall enter into the Releases in the form set forth on Exhibit J (the “Releases”).

19.
Surviving Transaction Agreements. The Surviving Transaction Agreements shall remain in full force and effect in accordance with their respective terms except references to terminated Transaction Agreements as set forth in Section 8.

20.
Specific Performance. Each TBG Entity acknowledges and agrees that the Regis Entities would be damaged irreparably in the event any of the provisions of Section 7 of this Second Settlement Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each TBG Entity agrees that, without posting a bond or other undertaking, each Regis Entity shall be entitled to an injunction or injunctions to prevent breaches or violations of such provisions of this Second Settlement Agreement and to enforce specifically this Second Settlement Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over such TBG Entity and the matter in addition to any other remedy to which such Regis Entity may be entitled, at law or in equity. Each TBG Entity further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert the defense that a remedy at law would be adequate.

21.
Governing Law; Jurisdiction; Venue; Waiver of Jury Trial. This Second Settlement Agreement shall be deemed to be made and be governed by and shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflicts-of-law principles that would require the application of any other law. Any dispute under this Second Settlement Agreement shall be adjudicated exclusively in the federal or state courts in the State of Delaware. The parties hereto submit to personal jurisdiction in the State of Delaware for the enforcement of the provisions of this Second Settlement Agreement and waive any and all rights to object to such jurisdiction for the purposes of litigation to enforce this Second Settlement Agreement. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER IN CONTRACT OR TORT) BROUGHT BY ANY OF THE REGIS ENTITIES AGAINST ANY OF THE TBG ENTITIES OR BY ANY OF THE TBG ENTITIES AGAINST ANY OF THE REGIS ENTITIES IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS SECOND SETTLEMENT AGREEMENT OR THE PERFORMANCE HEREUNDER.

22.
Due Authorization. Each party hereto represents and warrants that: (i) it has duly and validly executed and delivered this Second Settlement Agreement and (ii) assuming this Second Settlement Agreement has been duly and validly executed and delivered by the other parties hereto, this Second Settlement Agreement constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

23.
Entire Agreement. This Second Settlement Agreement (including any annexes, exhibits and schedules hereto) and the Surviving Transaction Agreements constitute the complete agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, promises, and arrangements, oral or written, between the parties with respect to such subject matter.

24.
Notices. All notices, consents, waivers and other communications required or permitted under this Second Settlement Agreement shall be sufficiently given for all purposes hereunder if provided pursuant to the terms of Section 6.5 of the US APA or the Canada APA, as applicable.

25.
Construction. Captions, titles and headings to articles or sections of this Second Settlement Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Second Settlement Agreement. Except as otherwise expressly noted, all references in this Second Settlement Agreement to “Section” refer to the corresponding articles or sections of this Second Settlement Agreement unless otherwise stated and, unless the context otherwise specifically requires, refer to all subsections thereof. All references in this Second Settlement Agreement to a “party” or “parties” refer to the parties signing this Second Settlement Agreement. All defined terms and phrases used in this Second Settlement Agreement are equally applicable to both the singular and plural forms of such terms. Wherever the words “include,” “includes” or “including” are used in this Second Settlement Agreement, they shall be deemed to be followed by the words “without limitation.” As used in this Second Settlement Agreement, “person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, estate, trust, governmental agency or body or other entity, and shall include any successor (by merger, amalgamation or otherwise) of such person. As used in this Second Settlement Agreement, “Affiliate” means, with respect to any specified person, any other person or entity directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person or entity.

26.
Third Parties. Except as provided in the Releases, nothing in this Second Settlement Agreement, express or implied, is intended to or shall be construed to confer upon or give any person other than the parties and their respective successors and permitted assigns, any legal or equitable right, remedy or claim under or with respect to this Second Settlement Agreement.

27.
Waiver. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Second Settlement Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. No provision of this Second Settlement Agreement may be waived except pursuant to a writing executed by the waiving party.

28.
Representation by Legal Counsel. Each party acknowledges to the other parties that it has been represented by experienced legal counsel of its own choice throughout all of the proceedings and negotiations that preceded the execution of this Second Settlement Agreement, and that it has executed this Second Settlement Agreement with the advice of such legal counsel. Each party further acknowledges that it and its counsel have had adequate opportunity to make whatever investigation or inquiry they deemed necessary or desirable in connection with the subject matter of this Second Settlement Agreement prior to the execution hereof and the delivery and acceptance of the consideration specified herein.

29.
Execution of this Second Settlement Agreement. This Second Settlement Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Second Settlement Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Subject to the conditions to effectiveness set forth herein, this Second Settlement Agreement shall become effective as of the Effective Date when one or more counterparts have been executed by each of the parties and delivered to each other party. The exchange of copies of this Second Settlement Agreement and of signature pages by facsimile transmission or email shall constitute effective execution and delivery of this Second Settlement Agreement as to the parties and may be used in lieu of the original Second Settlement Agreement for all purposes. Signatures of the parties transmitted by facsimile or email shall be deemed to be their original signatures for all purposes.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Second Settlement Agreement the date and year first above written.

Regis Corp.
Regis, Inc.
Regis Holdings (Canada), Ltd.
Barbers, Hairstyling for Men & Women, Inc.

By: /s/ Andrew Lacko
Name: Andrew Lacko
Title: Chief Financial Officer

The Beautiful Group Management, LLC
The Beautiful Group Salons (Canada) Ltd.
The Beautiful Group Ventures, LLC
The Beautiful Group Holdings, LLC
Archetype Capital Group, LLC
TBG IP Holder, LLC
Regent Companies, LLC

By: /s/ Michael Reinstei
Name: Michael Reinstein
Title: Authorized Signatory